As filed with the Securities and Exchange Commission on October 27, 2003

Registration No. 333-102101

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

Form S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

APOGENT TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Wisconsin (State or other jurisdiction of incorporation or organization)	3843 (Primary Standard Industrial Classification Code Number)	22-2849508 (I.R.S. Employer Identification No.)

AND ITS GUARANTOR SUBSIDIARIES

Delaware	ABgene Inc.	03-0418855
Delaware	Apogent Finance Company	02-0522134
Delaware	Apogent Transition Corp.	13-3326805
California	Applied Biotech, Inc.	33-0447325
Delaware	Barnstead Thermolyne Corporation	13-3326802
Alabama	Capitol Vial, Inc.	63-1091273
Wisconsin	Chase Scientific Glass, Inc.	62-1711339
Wisconsin	Consolidated Technologies Inc.	74-2951231
Delaware	Erie Scientific Company	13-3326819
Delaware	Erie Scientific Company of Puerto Rico	22-2855227
Delaware	Erie UK Holding Company	02-0523659
Wisconsin	Ever Ready Thermometer Co., Inc.	22-3329530
California	Forefront Diagnostics, Inc.	33-0733551
New York	Genevac Inc.	13-3614495
Delaware	G&P Labware Holdings Inc.	02-0528748
Delaware	Lab-Line Instruments, Inc.	36-2160341
California	Lab Vision Corporation	94-3204455
Delaware	Matrix Technologies Corporation	04-2876817
Delaware	Metavac LLC	02-0530733
Delaware	Microgenics Corporation	68-0148167
California	Molecular BioProducts, Inc.	95-3244122
Delaware	Nalge Nunc International Corporation	13-3326816
Wisconsin	National Scientific Company	58-2315507
Connecticut	The Naugatuck Glass Company	06-0465440
California	Neomarkers, Inc.	94-3223858
Wisconsin	NERL Diagnostics Corporation	05-0486109
Wisconsin	Owl Separation Systems, Inc.	39-1915146

Wisconsin	Remel Inc.	74-2826694
Wisconsin	Richard-Allan Scientific Company	38-3235594
California	Robbins Scientific Corporation	94-2456711
Delaware	Samco Scientific Corporation	95-3145731
Delaware	Separation Technology, Inc.	93-0968130
Delaware	Seradyn Inc.	02-0530147
Delaware	Vacuum Process Technologies, Inc.	04-3538751
(State or other jurisdiction of incorporation or organization)	(Exact name of Guarantor as specified in its Charter)	(I.R.S. Employer Identification Number)

30 Penhallow Street Portsmouth, New Hampshire 03801 (603) 433-6131 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

MICHAEL K. BRESSON

Executive Vice President — General Counsel and Secretary
Apogent Technologies Inc.

30 Penhallow Street

Portsmouth, New Hampshire 03801

(603) 433-6131

(Name, address, including zip code, and telephone number,
including area code of agent for service)

Copies of all communications, including all communications sent to the agent should be sent to:

BRUCE C. DAVIDSON

JOSEPH D. MASTERSON

Quarles & Brady LLP

411 East Wisconsin Avenue

Milwaukee, WI 53202

(414) 277-5000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐_____________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

This Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No. 333-102101) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

TERMINATION OF OFFERING

On December 20, 2002, Apogent Technologies Inc. and certain of its subsidiaries as guarantors (collectively, the “Registrants”) filed a registration statement on Form S-3 (No. 333-102101), (as amended by Pre-Effective Amendment No. 1 filed on January 10, 2003, the “Registration Statement”), which registered for resale by the selling holders 2.25% Senior Convertible Contingent Debt Securities (“CODES”) due 2021 and the common stock, $0.01 par value per share, with attached preferred stock purchase rights, issuable upon conversion thereof (“Shares”).* The Registrants’ contractual obligation to maintain the effectiveness of the Registration Statement has expired. Accordingly, pursuant to the undertaking contained in the Registration Statement, the Registrants are filing this Post-Effective Amendment No. 1 to terminate the Registration Statement and to remove from registration all of the CODES and Shares that were registered in the Offering but remain unsold as of the date hereof, calculated to be $85,901,000 principal amount of CODES and 2,817,167 Shares issuable upon conversion thereof.

Accordingly, the Registrants are filing this Post-Effective Amendment No. 1 to deregister such CODES and Shares covered by the Registration Statement that remain unsold as of the date hereof.

*The Registration Statement was filed to add additional Apogent subsidiaries as guarantors of the CODES, and replaced the earlier resale registration statement filed with respect to the CODES and the Shares, Registration Statement on Form S-3,  No. 333-75834, as amended. All of the remaining unsold securities covered by Registration No. 333-75834 were deemed deregistered upon the offset of the filing fee applicable to such unsold securities against the filing fee for the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and Rule 478(a) thereunder, this amendment to the registration statement has been signed by the agent for service named in the registration statement in the City of Portsmouth, State of New Hampshire, on October 27, 2003.

/s/    Michael K. Bresson

Michael K. Bresson

Agent for Service